Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$125,000,000	$13,375.00

PROSPECTUS	Pricing Supplement Number: 4481
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated November 7, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	November 7, 2006
Settlement Date (Original Issue Date):	November 10, 2006
Maturity Date:	October 27, 2009
Principal Amount:	US$ 125,000,000.00
Price to Public (Issue Price):	100.384%
Agents Commission:	0.15%
All-in Price:	100.234%
Accrued Interest:	US$ 236,979.17
Net Proceeds to Issuer:	US$ 125,529,479.17
Treasury Benchmark:	4.875% due August 15, 2009
Treasury Yield:	4.678%
Spread to Treasury Benchmark:	Plus 43 basis points
Re-Offer Yield:	5.108%
Interest Rate Per Annum:	5.250%
Interest Payment Dates:	Semi-annually on each April 27 and October 27 of each year, commencing on April 27, 2007 and ending on the Maturity Date.

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Filed Pursuant to Rule 424(b)(3)
Dated November 7, 2006
Registration Statement No. 333-132807

Day Count Convention:	30/360
Denominations:	Minimum of $1000 and in increments of $1000 thereafter
CUSIP:	36962GZ31
ISIN:	US36962GZ318
Common Code:	027354840

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on page 2 of the accompanying prospectus supplement and "Risk Factors" on page 2 of the accompanying prospectus.

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issue of US$700,000,000, principal amount of 5.25% Notes due October 27, 2009 as described in the Issuers Pricing Supplement number 4464 dated October 24, 2006.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 100.384% of the aggregate principal amount less an underwriting discount equal to 0.15% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes for sale at the Re-offer Yield referenced above.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At September 30, 2006, the Issuer had outstanding indebtedness totaling $398.803 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 2006, excluding subordinated notes payable after one year, was equal to $394.061 billion.

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Filed Pursuant to Rule 424(b)(3)
Dated November 7, 2006
Registration Statement No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Nine Months ended September 30,
2001	2002	2003	2004	2005	2006
1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Issuer believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.